Exhibit 16.1

May 25, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by iGate Corporation (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of iGate’s Form 8-K report dated May 20, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, PricewaterhouseCoopers LLP makes no comment whatsoever regarding the current status of material weaknesses in internal controls or regarding the current status of any remedial actions taken with respect to such material weaknesses.

Very truly yours,

/s/ PricewaterhouseCoopers LLP